NeuroPace Announces Record Full Year 2023 Revenue of $65.4 Million

Revenue increased to $18.0 million in Q4 2023, a 41% increase over Q4 2022

Revenue increased to $65.4 million in 2023, a 44% increase over 2022

Provides full-year 2024 revenue guidance of between $73-$77 million

Management scheduled to host a conference call today at 4:30 p.m. ET

Mountain View, Calif. – March 5, 2024 – NeuroPace, Inc. (Nasdaq: NPCE), a medical device company focused on transforming the lives of people living with epilepsy, today reported financial results for the fourth quarter and full year ended December 31, 2023.

Recent Highlights
•Reported total revenue of $18.0 million in the fourth quarter of 2023, a 41% increase compared with the fourth quarter of 2022, and a 10% increase over the third quarter of 2023
•Reported total revenue of $65.4 million in 2023, a 44% increase compared with 2022
•Initiated pilot program activities for expanding access to the RNS System to patients outside of Level 4 comprehensive epilepsy centers, under its Project CARE program
•Pivotal NAUTILUS study completed enrollment and subsequently, the number of implants required for FDA submission, during the fourth quarter of 2023
•Continued revenue growth from the Company’s exclusive partnership with DIXI Medical to market and sell their diagnostic electrodes and related products for epilepsy
•Announced entering into a first of its kind strategic collaboration with a biotechnology company, which will leverage the RNS System’s unique data monitoring and analysis capabilities

“This is an exciting period in our Company’s history as we grew total revenue by 44% in 2023, which was driven by the execution of our strategy to expand market usage of our RNS System, while maintaining financial discipline and reducing our cash burn to $3.4 million in the fourth quarter,” said Joel Becker, Chief Executive Officer of NeuroPace. “In 2023, we successfully implemented the first part of our three-part growth strategy for developing the market for our RNS System, aimed at increasing adoption across clinicians and expanding therapy utilization by current prescribers under what we call the ‘modern RNS story.’ We also successfully integrated DIXI Medical SEEG electrodes into our product portfolio and expanded sales throughout the year.”

“The second phase of our strategy, called ‘Project CARE,’ shifts the treatment paradigm to a much broader set of epilepsy specialists outside of Level 4 centers, and provides access to the approximately 700,000 patients with drug-resistant focal epilepsy in the United States that are not currently treated in Level 4 centers. We have initiated activities for the Project CARE pilot, and plan to expand these activities as we gain experience.”

“The third phase of our growth strategy is based on expanding the approved indications for our RNS System, currently focused on the ongoing pivotal NAUTILUS study, an IDE study for patients 12 years and older with drug resistant idiopathic generalized epilepsy, in which we have completed enrollment and the number of implants required for FDA submission. Approximately 40% of patients are diagnosed with generalized epilepsy. There are no neuromodulation products currently indicated for generalized epilepsy in the United States.”

“We are energized by the strong momentum that was built in 2023 and look forward to continuing to both increase adoption and utilization of the RNS System and to expand access to RNS therapy in the large community of drug-resistant epilepsy patients while maintaining financial discipline,” concluded Mr. Becker.

Fourth Quarter 2023 Financial Results
Total revenue in the fourth quarter of 2023 grew 41% to $18.0 million, compared with $12.8 million in the fourth quarter of 2022, and increased 10% compared with $16.4 million in the third quarter of 2023. The Company’s strong fourth quarter revenue growth was primarily driven by increased sales of the RNS System. The Company also continued to generate meaningful revenue from DIXI Medical products. This growth was partially offset by the previously guided decline in replacement implant revenue, representing approximately 4% of total revenue.

Gross margin for the fourth quarter of 2023 was 75.2% compared to 68.8% in the fourth quarter of 2022. The Company’s gross margin increased primarily due to the increase in RNS products produced and sold, thereby spreading its fixed manufacturing overhead costs across more units. The increase in RNS gross margin was partially offset by the lower gross margin for distribution of DIXI Medical products.

Total operating expenses in the fourth quarter of 2023 were $18.6 million compared with $18.7 million in the same period of the prior year. R&D expense in the fourth quarter of 2023 was $5.4 million compared with $5.1 million in the same period of 2022. SG&A expense in the fourth quarter of 2023 was $13.2 million compared with $13.6 million in the prior year period. Consistent with prior quarters this year, operating expenses as a percentage of revenue were lower for both R&D and SG&A expenses. The Company maintained its focus on appropriate resource allocation and cash management and remains committed to effectively managing its operating expenses without compromising revenue growth.

Loss from operations was $5.1 million in the fourth quarter of 2023 compared with $9.9 million in the prior year period. Net loss was $6.2 million for the fourth quarter of 2023 compared with $11.1 million in the fourth quarter of 2022.

The Company’s cash, cash equivalents and short-term investments balance as of December 31, 2023, was $66.5 million. Long-term borrowings totaled $57.0 million as of December 31, 2023. The Company’s cash burn in the fourth quarter of 2023 was $3.4 million, compared with cash burn of $7.9 million in the fourth quarter of 2022, representing another quarter of meaningful improvement attributable to the Company’s focus on operating discipline.

Full Year 2023 Financial Results
Total revenue in 2023 grew 44% to $65.4 million, compared with $45.5 million in 2022. The Company’s strong revenue growth was primarily driven by increased sales of the RNS System. The Company also generated meaningful revenue from sales of DIXI Medical products in its first full year of serving as DIXI Medical’s exclusive U.S. distributor, which began in and contributed a small amount of revenue to the fourth quarter of 2022. This growth was partially offset by the previously guided decline in replacement implant revenue, representing approximately 5% of total revenue for the full year.

Gross margin for 2023 was 73.6% compared to 71.4% in 2022. The Company’s gross margin increased primarily due to the increase in RNS products produced and sold, thereby spreading its fixed manufacturing overhead costs across more units. The increase in RNS gross margin was partially offset by the lower gross margin for distribution of DIXI Medical products.

Total operating expenses in 2023 were $75.3 million compared with $73.3 million in 2022. R&D expense in 2023 was $20.8 million compared with $21.9 million in 2022. SG&A expense in 2023 was $54.5 million compared with $51.3 million in 2022. Operating expenses as a percentage of revenue were lower for both R&D and SG&A expenses.

Loss from operations was $27.2 million in 2023, including $9.6 million of stock-based compensation, compared with $40.8 million in 2022. Net loss was $33.0 million for 2023 compared with $47.1 million in 2022.

Full Year 2024 Financial Guidance
•Total revenue to range between $73 million and $77 million, representing growth of 12% to 18% over 2023
•Gross margin to range between 72% and 74%
•Total operating expenses to range between $80 million and $84 million, including approximately $12 million in stock-based compensation, a noncash expense

NeuroPace continues to expect revenue growth to be primarily driven by increasing sales of its RNS System and higher sales of DIXI Medical stereo EEG products, while replacement implant revenue is expected to decline in 2024 versus 2023.

Webcast and Conference Call Information
NeuroPace will host a conference call to discuss the fourth quarter and full year 2023 financial results after market close on Tuesday, March 5, 2024, at 4:30 P.M. Eastern Time.

Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at https://edge.media-server.com/mmc/p/p69edqps. Individuals interested in participating in the call via telephone may access the call by dialing +1-888-886-7786 and referencing Conference ID 91932269. The webcast will be archived on the company’s investor relations website at https://investors.neuropace.com/news-and-events/events and will be available for replay for at least 90 days after the event.

About NeuroPace, Inc.
Based in Mountain View, Calif., NeuroPace is a medical device company focused on transforming the lives of people living with epilepsy by reducing or eliminating the occurrence of debilitating seizures. Its novel and differentiated RNS System is the first and only commercially available, brain-responsive platform that delivers personalized, real-time treatment at the seizure source. This platform can drive a better standard of care for patients living with drug-resistant epilepsy and has the potential to offer a more personalized solution and improved outcomes to the large population of patients suffering from other brain disorders.

Forward Looking Statements
In addition to background and historical information, this press release contains “forward-looking statements” based on NeuroPace’s current expectations, forecasts and beliefs, including among other things, the statements related to 2024 financial guidance, commercial strategy, execution, market expansion, clinical trial results and indication expansion, operational performance, and growth. These forward-looking statements are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Actual outcomes and results could differ materially due to a number of factors. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in NeuroPace’s public filings with the U.S. Securities and Exchange Commission (SEC), including its Quarterly Report on Form 10-Q for the period ended September 30, 2023 and its Annual Report on Form 10-K for the period ended December 31, 2023 to be filed with the SEC, as well as any other reports that it may file with the SEC in the future. Forward-looking statements contained in this announcement are based on information available to NeuroPace as of the date hereof. NeuroPace undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing NeuroPace’s views as of any date subsequent to the date of this press release and should not be relied upon as a prediction of future events. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of NeuroPace.

Investor Contact:
Jeremy Feffer

Managing Director
LifeSci Advisors
jfeffer@lifesciadvisors.com

NeuroPace, Inc.
Condensed Statements of Operations
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except share and per share amounts)	2023	2022	2023	2022
Revenue	$18,012	$12,789	$65,421	$45,520
Cost of goods sold	4,467	3,986	17,299	13,027
Gross profit	13,545	8,803	48,122	32,493
Operating expenses
Research and development	5,377	5,089	20,778	21,946
Selling, general and administrative	13,219	13,573	54,518	51,341
Total operating expenses	18,596	18,662	75,296	73,287
Loss from operations	(5,051)	(9,859)	(27,174)	(40,794)
Interest income	822	800	3,050	1,578
Interest expense	(2,236)	(1,941)	(8,517)	(7,529)
Other income (expense), net	265	(146)	(315)	(337)
Net loss	$(6,200)	$(11,146)	$(32,956)	$(47,082)
Net loss per share attributable to common stockholders, basic and diluted	$(0.23)	$(0.45)	$(1.27)	$(1.91)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	26,799,578	24,833,355	25,851,813	24,594,784

NeuroPace, Inc.
Condensed Balance Sheets
(unaudited)

	December 31,
(in thousands, except share and per share amounts)	2023	2022
Assets
Current assets
Cash and cash equivalents	$18,058	$6,605
Short-term investments	48,396	70,804
Accounts receivable	12,314	7,482
Inventory	11,214	9,712
Prepaid expenses and other current assets	2,737	3,111
Total current assets	92,719	97,714
Property and equipment, net	1,003	1,064
Operating lease right-of-use asset	13,405	14,838
Restricted cash	122	122
Deferred offering costs	387	347
Other assets	15	21
Total assets	$107,651	$114,106
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,332	$2,147
Accrued liabilities	11,180	7,414
Operating lease liability	1,627	1,415
Deferred revenue	1,090	—
Total current liabilities	16,229	10,976
Long-term debt	56,954	52,913
Operating lease liability, net of current portion	13,814	15,440
Total liabilities	86,997	79,329
Stockholders’ equity
Common stock, $0.001 par value	28	25
Additional paid-in capital	524,435	506,713
Accumulated other comprehensive loss	—	(1,108)
Accumulated deficit	(503,809)	(470,853)
Total stockholders’ equity	20,654	34,777
Total liabilities and stockholders’ equity	$107,651	$114,106